Exhibit 99.1

Press Release

Butte Community Bank Announces Opening of First Colusa Branch

(Colusa, CA 12/22/04) — Butte Community Bank announced today that it opened its first Colusa branch on Monday, December 20. The new full-service office is located at 1017 Bridge Street, inside Holiday Quality Foods. The distinctive facility will be open Monday through Thursday 8:30 AM to 5 PM, Friday 8:30 AM to 6 PM and Saturday 9 AM to 1 PM.

For privacy, the Holiday Quality Foods location will incorporate a unique design twist for an in-store bank. It will be completely enclosed within the popular grocery store and the layout will include discrete conference spaces. The 1,200 square-foot location also features a 24-hour night deposit with indoor ATM available during Holiday Quality Foods store hours, Monday — Sunday 6 AM to 11 PM.

Leading the new Colusa branch will be Assistant Vice President and Branch Manager, Margaret Corona. Margaret, who has over 25 years of banking experience, was born in Woodland, California and raised in Colusa. She has worked in the community for over nine years, most recently with Umpqua Bank, and has been heavily involved in Colusa Rotary and Soroptimist International.

Joining Margaret are longtime Colusa residents Cindy Dillard and Irene Gonzales. Cindy will lend her considerable expertise as Operations Officer and Irene holds the position of Financial Services Representative. Also part of the banking team are Customer Service Representatives Mary Valdez and Letty Paniagua.

The bank’s relationship with Holiday Quality Foods began in June 2003 with the opening of their in-store branch in Magalia, California. “When the opportunity became available to partner with such a fine community establishment as Holiday Quality Foods, we couldn’t pass it up,” noted Senior Vice President in charge of branch development, Russ Wittmeier.

With the opening of their first Colusa location, the bank will have a total of 11 branches in Northern California with three in the Yuba/Sutter/Colusa region. Throughout its expansion, Butte Community Bank has remained committed to its community banking roots. With administrative offices in Chico, California, all decisions are still made locally, right here in the Northstate.

About Butte Community Bank

Butte Community Bank, a subsidiary of Community Valley Bancorp (OTC BB: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions. CVB Insurance Agency, LLC, the newest division of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 11 branches in 8 cities including Chico, Magalia, Oroville, Paradise, Yuba City, Red Bluff, Marysville and Colusa. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.